Exhibit 2.2

DESCRIPTION OF SECURITIES

We are a holding company incorporated under the laws of British Virgin Islands on March 24, 2020, under the name “Shengtao Investment Development Limited” and changed the name of the Company to EPSIUM ENTERPRISE LIMITED on April 23, 2021 (the “Company”). Our affairs are governed by our Memorandum and Articles of Association (as amended and restated from time to time), the BVI Act and the common law of the British Virgin Islands.

As provided in our Memorandum and Articles of Association, subject to the BVI Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

The following are summaries of the material provisions of our current Memorandum and Articles of Association. These summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles of Association, copies of which are filed as exhibits to this annual report.

Ordinary Shares

General

The maximum number of shares we are authorized to issue is 1,000,000,000 shares, including 800,000,000 Ordinary Shares and 200,000,000 preferred shares, with each class carrying a par value of $0.00002 per share. Holders of Ordinary Shares will have the same rights. All of our issued Ordinary Shares are fully paid and non-assessable. To the extent they are issued, certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders may freely hold and vote their Ordinary Shares at a meeting of the shareholders or on any resolution of the shareholders.

Our Memorandum and Articles of Association do not provide for pre-emptive rights.

Distributions

The holders of our Ordinary Shares are entitled to the right to an equal share of any dividend payments issued by the Company. Our Memorandum and Articles of Association provide that the directors of the Company may, by resolution of directors, authorize a dividend at a time and of an amount they deem appropriate if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Subject to the terms of our Memorandum and Articles of Association, holders of our Ordinary Shares also have the right to an equal share in the distribution of the surplus assets of the Company in the event of its liquidation.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a meeting of the shareholders of the Company, which is duly convened and held in accordance with our Articles of Association. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Ordinary Share that such shareholder holds. At any meeting of the shareholders, the chairman of such meeting is responsible for deciding such matters as he considers appropriate and whether any resolution proposed has been carried or not.

Election of directors

Under the laws of the BVI, the creation of cumulative voting rights for the election of our directors is not specifically prohibited or restricted. Cumulative voting is not a concept that is accepted as a common practice in the BVI, and we have made no provisions in our Memorandum and Articles of Association to allow cumulative voting for elections of directors.

Meetings

Subject to the terms of our Memorandum and Articles of Association, any director of the Company may convene meetings of the shareholders within or outside the British Virgin Islands as the director considers necessary or desirable. In addition, the director shall also convene a meeting of the shareholders upon the written request of 30 percent or more of shareholders entitled to exercise voting rights in respect of the matter for which the meeting is requested.

The director convening a meeting shall give not less than 7 days’ notice of a meeting of the shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members and are entitled to vote at the meeting as well as to the other directors. Where a meeting of the shareholders is held in contravention of the requirement to give notice, such a meeting is also valid provided that the shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds. In addition, any inadvertent failure of a director convening a meeting to give notice of a meeting to a shareholder or another director, or the fact that a shareholder or another director has not received notice will not invalidate the meeting.

At any meeting of shareholders, a quorum will be present if, at the commencement of the meeting, there are shareholders present in person or by proxy representing not less than 50% of the votes of the issued shares of the Company (the “Shares”) entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by a single shareholder or proxy. If no quorum is present within 2 hours from the time scheduled for the meeting, the meeting shall be dissolved if it was convened upon request by the shareholders. In any other case, the meeting shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the director(s) may determine. If at the adjourned meeting, there are present within 1 hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. A shareholder shall be deemed to be present at a meeting of the shareholders if he or she participates by telephone or any other electronic means and all shareholders participating in the meeting are able to hear each other.

At every meeting of shareholders, the chairman of the Board of Directors shall preside as chairman of the meeting. If the chairman of the Board of Directors is not present at the meeting (or if there is no chairman of our Board of Directors), then the shareholders present shall choose amongst themselves a shareholder to be the chairman at the meeting of the shareholders. If the shareholders are unable to choose a chairman for any reason, the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman. If this condition is not met, then the oldest individual shareholder or representative of a shareholder present shall take the chair. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue of new Ordinary Shares under either BVI law or our Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of their Ordinary Shares by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of an Ordinary Share is effective when the name of the transferee is entered on the register of members. If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by resolution of directors to accept such evidence of the transfer of Shares as they consider appropriate; and that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer. Our Board of Directors may resolve by resolution to refuse or delay the registration of the transfer of any Ordinary Share. If our Board of Directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in its resolution.

Liquidation

As permitted by BVI law and our Memorandum and Articles of Association, the Company may be voluntarily liquidated by a resolution of shareholders or, if permitted under section 199(2) of the BVI Act, by a resolution of directors, if we have no liabilities or we are able to pay our debts as they fall due, and the value of our assets equals or exceeds our liabilities. On a liquidation or winding up, surplus assets of the Company available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our Board of Directors may, on the terms established at the time of the issuance of such Ordinary Shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. To avoid any doubt, if the issued Ordinary Shares have been fully paid in accordance with the terms of its issuance and subscription, the Board of Directors shall not have the right to make calls on such fully paid Ordinary Shares and such fully paid Ordinary Shares shall not be subject to forfeiture.

Redemption of Ordinary Shares

The BVI Act and our Articles of Association permit us to purchase our own shares, with the prior written consent of the relevant shareholders, upon a resolution of directors and in accordance with applicable law.

Modifications of rights

If at any time, the Company is authorized to issue more than one class of Shares, the rights attached to any class may only vary, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting of more than 50% of the issued shares of the class to be affected. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

Changes in the number of Ordinary Shares we are authorized to issue and those in issue

We may from time to time by a resolution of shareholders or resolution of our Board of Directors:

●	amend our Memorandum of Association to increase or decrease the maximum number of Ordinary Shares we are authorized to issue,

●	subject to our Memorandum of Association, subdivide our authorized and issued ordinary shares into a larger number of Ordinary Shares then our existing number of ordinary shares, and

●	subject to our Memorandum of Association, consolidate our authorized and issued shares into a smaller number of Ordinary Shares.

Inspection of books and records

Under the BVI Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) the register of members, (iii) the register of directors, and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that allowing such access would be contrary to our interests.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Ordinary Shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our Memorandum and Articles of Association authorizes our Board of Directors to issue additional Ordinary Shares from authorized but unissued Ordinary Shares to the extent available, from time to time as our Board of Directors shall determine, provided that such issuance does not exceed the maximum number of shares the Company is authorized to issue.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the BVI Act, two or more companies, each a “constituent company,” may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. To merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our Company in which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the Company and (ii) the transaction is in the ordinary course of the Company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the Company is not voidable if the material facts of interest are known to the shareholders and they approve or ratify it, or the Company received a fair market value for the transaction. In any event, all shareholders must be given a copy of the merger or consolidation plan irrespective of whether they are entitled to vote at the meeting to approve the merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the merger or consolidation plan has been approved by the directors and authorized by a resolution of the shareholders, the articles of merger or consolidation are to be executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares, pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value for the shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days following the date of the shareholders’ approval. These shareholders then have 20 days from the date of such notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below.

Prejudiced members

A shareholder who considers the affairs of the Company, or any act or acts of the Company, as having been, being, or likely to be, conducted in a manner that is likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to them, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that their shares be acquired, they be provided compensation, the Court will regulate the future conduct of the Company, or that any decision of the Company which contravenes the BVI Act or our Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any harm done to the Company.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of the Company on the grounds that it is just and equitable for the court to so order. Except in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership, and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for the indemnification of officers and directors, except to the extent any such provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or criminal liability. Under our Memorandum and Articles of Association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlements, and expenses reasonably incurred in connection with legal, administrative, or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another corporate body or a partnership, joint venture, trust, or other enterprise.

These indemnities only apply if the person acted honestly and in good faith for our best interests, and in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been advised that it is the opinion of the SEC, such indemnification is against public policy expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable. However, under BVI law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, as if they believe the exercise of such rights and powers are in good faith and in the best interests of our Company.

Directors’ fiduciary duties

Under BVI law, our directors owe the Company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose, and what the directors believe to be in the best interests of the Company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, considering without limitation, the nature of the Company, the nature of the decision, the position of the director, and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the Company acts in a manner which contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to the Company by our directors.

Shareholder action by written consent

Under BVI law, subject to the memorandum or articles of association of a company, an action that may be taken by the company at a meeting of shareholders may also be taken by way of a written resolution of shareholders without the need for any notice. Our Memorandum and Articles of Association provide that following the completion of the Offering, any action required or permitted to be taken by the shareholders of the Company must be effected by a meeting of the shareholders of the Company duly convened and held in accordance with our Articles of Association.

Shareholder proposals

BVI law and our Memorandum and Articles of Association provide our shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be convened may request that the directors shall requisition a shareholders’ meeting. As a British Virgin Islands company, we are not obliged by law to call an annual general meeting of shareholders, however our Memorandum and Articles of Association do permit the directors to convene meetings of the shareholders at such times as the director considers necessary or desirable. The location of any shareholder meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

BVI law does not expressly permit cumulative voting for directors, and our Memorandum and Articles of Association do not provide for cumulative voting.

Removal of directors

Under our Memorandum and Articles of Association, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of Shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75% of the votes of the shareholders of the Company entitled to vote. Directors can also be removed for cause by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

BVI law has no relevant statute restricting public corporations from engaging in certain business transactions with an interested shareholder for certain year(s) except when the corporation has opted out or when the Board of Directors approves the business transaction that caused the shareholder to become interested. In addition, our Memorandum and Articles of Association do not expressly provide for such protection.

Dissolution; Winding Up

Under the BVI Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors in accordance with section 199 of the BVI Act.

Variation of rights of shares

Under our Memorandum and Articles of Association, if at any time our shares are divided into different classes, the rights attached to any class may be varied, whether or not our Company is in liquidation, only with the consent in writing or by a resolution passed at a meeting by shareholders of not less than 50% of the issued shares in that class.

Amendment of governing documents

As permitted by BVI law and subject to certain terms under our existing Memorandum and Articles of Association, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI. However, no amendment may be made by resolution of directors (a) to restrict the rights or powers of the shareholders to amend the Memorandum and the Articles of Association, (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the Memorandum and Articles of Association, (c) to alter circumstances where the Memorandum and Articles of Association cannot be amended by the shareholders, or (d) to Clauses 7, 8, 9, or 12 under the existing Memorandum and Articles of Association.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.